Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value CHF 0.03 per share, of CRISPR Therapeutics AG. The undersigned also agree that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning each party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

EXECUTED this 13th day of February, 2020.

VERTEX PHARMACEUTICALS INCORPORATED

/s/ Michael Parini
Michael Parini
EVP, Chief Legal and Administrative Officer

VERTEX PHARMACEUTICALS (EUROPE) LIMITED

/s/ Klas Holmlund
Klas Holmlund
Director